Exhibit 99.1

News Release
	Contact:	ATN International, Inc.
December 14, 2023		Justin Benincasa
Chief Financial Officer
978-619-1300

Ian Rhoades
Investor Relations
ATNI@investorrelations.com

ATN International Board of Directors Expands Share Repurchase Program to $25 Million and Increases Dividend by 14%

BEVERLY, MA, December 14, 2023 – ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), today announced that the Company’s Board of Directors has authorized the expansion of the share repurchase program to $25 million of common stock and approved a quarterly dividend increase of 14% to $0.24 from $0.21 per share. The quarterly dividend will be payable on January 5, 2024, on all common shares outstanding to stockholders of record as of December 31, 2023.

“As we approach 2024, we are moving into the final and smallest phase of ATN’s three-year infrastructure expansion plan, positioning us to increase direct capital returns to shareholders,” said Michael Prior, ATN’s Chairman and Chief Executive Officer. “The Board’s decision to expand the share repurchase plan and increase our quarterly dividend reflects their continued confidence in our ability to execute our strategic plan that has produced strong and reliable operating cash flows, sustainable growth across our markets, and a healthy balance sheet. Going forward, we remain committed to a balanced capital allocation strategy. This includes seeking the highest total return opportunities for shareholders across acquisitions, internal investments, share repurchases and dividends, while remaining prudent in how we manage our net debt position.”

The refresh of the plan brings the aggregate amount available for share repurchases to $25.0 million. The timing and amount of any repurchases of common stock will be determined by ATN’s management based on its evaluation of market conditions and other factors, including price, regulatory requirements, capital availability and other potential uses of the Company’s cash.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, our plans with respect to our share repurchases and dividends and the possible benefits to our shareholders, management’s plans and strategy, and future results of the Company. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, the following: (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of the Company’s subscriber base and ARPU; (2) the Company’s reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to the Company’s network infrastructure; (3) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (4) the Company’s ability to realize expansion plans for its fiber markets; (5) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (6) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (7) the Company’s continued access to capital and credit markets on terms it deems favorable; (8) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (9) the Company’s ability to successfully transition its US Telecom business away from wholesale mobility to other carrier and consumer-based services; (10) ongoing risk of an economic downturn, political, geopolitical and other risks and opportunities facing the Company’s operations, including those resulting from the continued inflation and other macroeconomic headwinds including increased costs, increasing interest rates and supply chain disruptions; (11) the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (12) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (13) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (14) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by law.